Exhibit 1.02

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Introduces Major New Version of Ross Enterprise Leveraging Smart Client Technology for Lower Total Cost of Ownership

Ross Enterprise 6.3 Features New Project Accounting Module, Enhanced Product Costing and Improved Operational Visibility Throughout the Enterprise

HONG KONG, ATLANTA — Aug. 26, 2008 — CDC Software, a wholly-owned subsidiary of CDC Corporation and a provider of industry-specific enterprise software and services, today announced the introduction of Ross Enterprise v6.3, a major new version release of its enterprise resource planning (ERP) solution leveraging new functionality and CDC Software’s Smart Client technology that provides customers with improved usability, better interoperability, lower IT maintenance costs and increased visibility throughout the manufacturing enterprise. In today’s soft economy, with the rising cost of commodities and transportation, these features could help clients to increase market share while managing their growth and margins.

Ross ERP now offers CDC Software’s Smart Client technology to provide the benefits of a “thin client” GUI (graphical user interface) with the rich user experience capabilities necessary to support improved navigation, ease of use, and the deep business functionality required for extensive users. This improved access and integration to the Microsoft desktop enables users to extract data seamlessly from Ross ERP with familiar Microsoft Office products for greater user adoption and flexibility. From an IT support perspective, the new technology is expected to carry a lower total cost of ownership through centralized system administration, minimized deployment costs and reduced maintenance requirements when installing system upgrades.

Ross Enterprise v6.3 provides several new application features for enhanced visibility into a company’s production and supply chain. Extensive inventory visibility with a projected inventory inquiry is now available to provide an up-to-date “net change” picture of the actual time-phase availability of finished goods and related intermediate products and ingredients, without having to perform a complete analysis. A new process and production flow user inquiry has also been added to provide visibility into material availability at one or all levels of production, based on scheduled dates and the recipe formula requirements.

A new project accounting module included in Ross Enterprise v6.3 allows users to help improve financial reporting requirements against individual projects over time. The management of direct costs and expenses associated with all types of projects, such as new product development, quality testing and compliance with government regulators, can be significantly streamlined. A new landed cost feature allows manufacturers to include additional related costs of material such as freight, insurance, handling and duty as part of valuing inventory at time of receipt. A new product costing enhancement provides the flexibility to value different types of inventory using different costing methodologies within the same warehouse.

Ross Enterprise customer Berner Foods is one of the industry’s leading private label manufacturers of premium process cheese sauces, spreads, and dips.  Berner recently launched a new beverage line of milk-based products, including ready to drink coffee latte and coffee energy drinks in glass bottles and aluminum cans.  “As a make-to-order manufacturer, we are pleased CDC Software continues to protect our investment in our IT strategy by enhancing the technical foundation and delivering additional functionality to help grow our business,” said Troy Grove, CIO of Berner Foods. “We are especially excited about the Microsoft Smart Client user interface option and the new costing features in this new product since it gives us even stronger visibility into our demand, inventory levels and actual process and product costs.”

“CDC Software delivers on our long-term commitment to deliver innovative and vertical-specific solutions that protect our customers’ investments and allow them to choose the technology that best fits their strategy and business requirements,” said Alan MacLamroc, chief product and technology officer. “Customers can now choose smart client desktop technology in addition to our existing thin client interfaces to meet their specific IT requirements. All of these new features and enhancements, along with our vertical-specific expertise, further differentiates us in the marketplace and helps provide our customers with a compelling competitive advantage.”

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), e-M-POWER (discrete manufacturing), CDC Supply Chain (supply chain management ,warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward looking statements include statements regarding our beliefs regarding the functionality and benefits of Ross Enterprise v6.3 and its new smart client platform, our beliefs regarding our products’ ability to help customers keep and maintain market share and manage margins, our beliefs regarding increased user adoption, financial reporting and flexibility, lower cost of ownership and better enhanced visibility related to using our products, our beliefs regarding our current commitment to developing and supporting new products and other statements we may make that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from those described in the forward-looking statements. These statements are based on management’s current expectations and are subject to risks, and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, weakening of customer demand for enterprise systems, uncertainty of demand for new product offerings, and continuing soft economic conditions for process manufacturing industries. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.